Barfresh Provides Second Quarter 2019 Update on Recent Business Progress

Second Quarter 2019 Revenue Increased 27% to $1.4 Million

Enters Third Quarter Serving Over 400 School Locations and 150 Armed Forces Dining Facilities

Company Expects Third Quarter 2019 Revenue to be positively impacted by the roll-out of its products to two new restaurant chains comprising 119 initial locations

LOS ANGELES, Calif., August 14, 2019 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-Q for the second quarter ended June 30, 2019.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved strong top line results in the second quarter of 2019, with revenue increasing 27% to $1.4 million and gross margin improving 940 basis points to 62%, compared to the same period last year. In addition, we reduced G&A expense by 20% compared to last year. The back half of FY 2019 is expected to be stronger than the first half, with revenue growth expected to continue accelerating as we expand our base of school and military customers.

Mr. Delle Coste continued, “As we enter the third quarter of 2019, we expect contributions from our recently announced two new restaurant chains representing an initial 119 locations in the United States, Canada and Puerto Rico. We also continue to successfully expand our presence in the school and military channels, while at the same time making further improvements in our cost management. We expect further year-over-year top line growth this year across all channels, with additional customer announcements expected in the back half of this year. The more efficient platform we are building is well positioned to improve profitability on an expanding revenue base.”

Business Highlights

●	NATIONAL & REGIONAL ACCOUNTS – Recently the company announced it has expanded its customer base with two new restaurant chains that will begin serving its products in the third quarter of 2019 – a North American restaurant chain rolling out to 57 locations, and a made-to-order sandwich chain in Puerto Rico launching initially with 62 of its 200 locations. Together, these two new clients represent 119 initial locations in the United States, Canada and Puerto Rico, with the opportunity to expand further over time. Barfresh also continued to conduct new and ongoing tests with multiple National and Regional Accounts, including QSR’s and casual dine channels, hotels, amusement parks and National Third Party operators. Additionally, the company has expanded its reach within existing customers with the addition of new flavors during the first six months of 2019.

●	EDUCATION CHANNEL – The Company’s momentum in the Education channel continued in the second quarter with expansion into new school locations. Barfresh now serves over 400 school locations, and the Company has increased its offerings in this channel with the introduction of three new bulk easy-pour flavors. Barfresh continues to utilize its direct salesforce and education channel focused distributors to expand its penetration in the education channel.

●	MILITARY CHANNEL – Last year Barfresh obtained approval to sell its products into all branches of the U.S. Armed Forces, which collectively serve 1.3 million active troops. The Company is currently in over 150 U.S. Armed Forces dining facilities, which represents a 50% increase from last year, and expects to realize the full year revenue impact of these military locations over the next twelve months. The Company is actively working to expand its penetration in the United States Military channel, and has begun to pursue international Military dining facility locations as well.

●	IMPROVING COST STRUCTURE – The Company continued to reduce general and administrative (“G&A”) expenses during the second quarter, with an overall 20% reduction while revenue increased 27%. The Company expects continued expense leverage throughout 2019 with increased economies-of-scale, which is also expected to result in improved cash flow. One area of leverage for example is in shipping expense, which decreased 44% on a quarter over quarter basis, and has improved to 11% of revenue compared to 26% of revenue in the second quarter of 2018. The Company is closely evaluating all elements of its existing logistics chain, and expects the improvement in shipping expense to continue and accelerate over the coming quarters. The Company has consistently reduced overall fixed overhead costs in each of the last several quarters, while significantly increasing net sales. As announced last quarter, the Company relocated its headquarters and entered into a new contract for the outsourcing of payroll and benefits that will yield a combined annual cost reduction of approximately $200,000. These improvements and others are collectively expected to drive improved bottom line performance in the coming quarters as net sales continue to increase without the need for additional fixed overhead.

Financial Results

Revenue for the second quarter of 2019 was $1.4 million, an increase of 27%, compared to $1.1 million in the second quarter of 2018. The improvement in revenue was primarily the result of channel expansion in the school and military channels and growth of the bulk Easy Pour product platform. Gross margin for the second quarter was 62%, as compared with last year’s second quarter gross margin of 50%. The company anticipates gross profit percentage for the remainder of 2019 to be comparable to the first half of 2019, or roughly 58%.

Operating loss for the second quarter of 2019 improved to $1.1 million, as compared with $1.8 million in the second quarter of 2018. The improvement was primarily due to higher gross profit margin on higher sales and lower G&A expenses.

As of June 30, 2019, the Company had $2.3 million of cash and $0.9 million of inventory on its balance sheet.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives.

In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA improved to a loss of $0.7 million, compared to a loss of $1.5 million for the three month periods ended June 30, 2019 and 2018, respectively. Adjusted EBITDA improved to a loss of $2.0 million compared to a loss of $3.0 million for the six month period ended June 30, 2019 and 2018, respectively. A reconciliation of adjusted EBITDA to net (loss) is provided below.

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations

For the six months ended June 30, 2019 and 2018

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018

Net (loss)	$(573,916)	$(1,814,786)	$(3,421,178)	$(4,152,924)

Depreciation and Amortization	155,074	130,871	357,051	231,754
Interest	282,814	199,220	645,887	230,096
EBITDA	(136,027)	(1,484,695)	(2,418,239)	(3,691,074)

Stock based compensation (stock options)	134,558	117,670	271,499	364,445 *
Stock issued for Services	95,000	50,000	226,040	100,000 **
Gain/Loss on Sale of Derivatives	(798,746)	(196,841)	(85,274)	247,896
Adjusted EBITDA	$(705,215)	$(1,513,866)	(2,005,974)	(2,978,733)

*Stock based compensation issued to employees

** Stock based payment issued to directors and third party services

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, August 14, 2019, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, Chief Financial Officer.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, August 28, 2019. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13693056.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com